Exhibit 99.1

To:	All Directors and Executive Officers of BellRing Brands, Inc.

Date:	February 28, 2022

Subject:	Notice of Blackout Trading Restriction Period (the “BTR Blackout Period”)

Class of Securities Subject to the BTR Blackout Period; Purpose of Notice

This Notice is to inform you of significant restrictions on your ability to transact in Class A Common Stock $0.01 par value per share, of BellRing Brands, Inc. (together with any derivative security thereof including options or units, “BellRing Stock”) during an upcoming BTR Blackout Period. The restrictions during this period are imposed on the directors and officers of BellRing Brands, Inc. (the “Company”) who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission (“SEC”) Regulation Blackout Trading Restriction (“BTR”). The BTR Blackout Period is in addition to the Company’s regularly scheduled blackout period related to its earnings release under the Company’s insider trading policy.

During the impending blackout period under the BellRing Brands, Inc. 401(k) Plan (the “401(k) Plan”), you generally will be prohibited from effecting any direct or indirect transactions in BellRing Stock that you acquired in connection with your service or employment as a director or executive officer of the Company. We are obligated under the Sarbanes-Oxley Act to provide you with this Notice, which contains specific information regarding the BTR Blackout Period. In addition, we are required to file this Notice with the SEC as part of a Form 8-K.

Reasons for BTR Blackout Period and 401(k) Plan Transactions to be Suspended

As you are aware, Post Holdings, Inc. (“Post”) is spinning off a significant portion of its interests in BellRing Distribution, LLC (“New BellRing”) to Post’s shareholders (the “Spin-Off”), which is expected to close in March 2022, subject to satisfaction of certain closing conditions.

You are receiving this Notice because the BellRing Brands Company Stock Fund is an investment option in the 401(k) Plan and is affected by this Spin-Off. The 401(k) Plan’s BellRing Brands Company Stock Fund is a unitized stock fund that holds shares of BellRing Stock along with a small amount of cash. In anticipation of the Spin-Off, the 401(k) Plan is setting up a new company stock fund for the common stock (“New BellRing Common Stock”) of New BellRing (which will be converted into a corporation and renamed as BellRing Brands, Inc. prior to the consummation of the Spin-Off), as explained below.

In connection with the Spin-Off, pursuant to the merger of a subsidiary of New BellRing with and into the Company (the “Merger”), each share of BellRing Stock will be converted into the right to receive (i) an amount of per share cash consideration and (ii) one share of New BellRing Common Stock. After the Spin-Off and Merger, each participant’s account that was invested in BellRing Class A Common Stock through the 401(k) Plan’s BellRing Brands Company Stock Fund will hold New BellRing Common Stock in a new BellRing Brands, Inc. Common Stock Fund.

Based on the Spin-Off, a temporary blackout period will be needed so that the new BellRing Brands, Inc. Common Stock Fund can be established, and an accurate and orderly transition can occur. Participants in the 401(k) Plan will be generally prohibited from making any transactions in the BellRing Brands Company Stock Fund, including being temporarily unable to direct or change investments in the BellRing Brands Company Stock Fund under the 401(k) Plan, or obtain a loan, a withdrawal or a distribution from the BellRing Brands Company Stock Fund under the 401(k) Plan during the temporary blackout period.

Length of Blackout Period

The BTR Blackout Period is expected to begin on March 10, 2022 at 1:00 p.m. Eastern Time and is expected to end during the calendar week of March 20, 2022. If there is a change to the beginning date or the length of the BTR Blackout Period, the Company will provide you with Notice of such adjustment as soon as reasonably practicable. You may obtain, without charge, the actual beginning and ending dates of the BTR Blackout Period (during the BTR Blackout Period and for a period of two years after the ending date of the BTR Blackout Period).

Restrictions on Directors and Executive Officers During the BTR Blackout Period

Because participants in the 401(k) Plan will be subject to a temporary blackout period during the BTR Blackout Period, the Company’s directors and executive officers will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the duration of the BTR Blackout Period. Thus, during the BTR Blackout Period, you will be prohibited from effecting any direct or indirect transactions in BellRing Stock that you acquired in connection with your service or employment as a director or executive officer of the Company. Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest.

Please note that any security of the Company that you purchase, sell or otherwise transfer during the BTR Blackout Period will be automatically treated as acquired in connection with your service or employment with the Company unless you establish that the securities were acquired from another source and that such identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting purposes.

If you have any questions concerning this Notice, whether certain transactions are subject to this prohibition or inquiries about the BTR Blackout Period, please contact Craig Rosenthal – Senior Vice President and General Counsel, BellRing Brands, Inc., 2503 S. Hanley Rd. St. Louis, MO 63144 or (314) 644-7600.